FOR IMMEDIATE RELEASE

For:	Evans Bancorp, Inc. 14-16 North Main Street Angola, New York 14006	Contact: Mark DeBacker, Treasurer Phone: (716) 926-2000 Fax: (716) 926-2005

Evans Bancorp President and CEO Announces Plan for Retirement

Angola, N.Y. April 28, 2006 - Evans Bancorp, Inc. (Nasdaq: EVBN) announced today that Mr. James Tilley intends to retire as President and Chief Executive Officer of Evans Bancorp and as President and Chief Executive Officer of Evans National Bank, in fiscal 2007. Mr. Tilley was re-elected as a Director of Evans Bancorp at its annual shareholder’s meeting on April 27, 2006, and intends to serve his entire three year term of office. Consistent with Evans Bancorp’s succession plan, Mr. Tilley and the Board of Directors of Evans Bancorp are working together to identify Mr. Tilley’s successor and Evans Bancorp has retained an executive search firm to assist the Company in its search for Mr. Tilley’s successor.

Evans Bancorp, Inc., a financial holding company, is the parent company of Evans National Bank, a commercial bank with 10 branches located in Western New York with approximately $460 million in assets and $368 million in deposits at March 31, 2006. Evans National Leasing, Inc., a wholly-owned subsidiary of Evans National Bank is a general business equipment leasing company. ENB Insurance Agency, Inc. is an indirect, wholly-owned subsidiary of Evans Bancorp and provides retail and commercial property and casualty insurance through 12 agencies in the Western New York region. ENB Associates, a wholly-owned subsidiary of ENB Insurance Agency, provides non-deposit investment products such as annuities and mutual funds.

This press release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenues and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include, among others, the following: (1) the inability of the Company to identify a qualified candidate to succeed Mr. Tilley; (2) competitive pressures among financial services companies; and (3) general economic conditions; (4) changes in legislation or regulatory requirements. Additional information on factors that could affect the Company’s business and results is discussed in the Company’s periodic reports filed with the Securities and Exchange Commission . Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.